MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

                  PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2 of Consolidation Services, Inc., of our report dated March 14, 2007 on our audit of the financial statements of Consolidation Services, Inc. as of February 28, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception January 26, 2007 through February 28, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

January 24, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501